Exhibit 99.1

               Ultralife Reports Third Quarter Results

  - Company Reaches $100 Million Milestone for Year-to-Date Revenue -



    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 1, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported revenue of $33.3 million for its third quarter of 2007, an increase of 40% compared with $23.7 million reported in the same three-month period in 2006. Operating income was $0.2 million compared with a $2.1 million operating loss a year ago.

    Revenue in the third quarter rose $9.6 million over the same quarter last year due to growth in sales of communications accessories, higher sales of batteries to international defense organizations and increased demand from automotive telematics customers. As a percentage of revenue, gross margin for the third quarter of 2007 was 21%, up from 17% a year ago. This was driven primarily by improvements in Non-Rechargeable operating efficiencies on higher production volumes. Operating expenses totaled $6.7 million, up from $6.1 million a year ago due to higher professional fees associated with acquisition-related activity and higher corporate costs associated with running a more diverse business. Net interest expense was $0.5 million in the third quarter of 2007, up modestly from $0.4 million reported in the same quarter of 2006 due to higher borrowing levels under the company's revolving credit facility. The company has not recorded any tax provision during 2007 as a result of its decision in the fourth quarter of 2006 to fully reserve for its deferred tax asset given the uncertainty of the company's ability to utilize its net operating loss carryforwards at that time. Net loss for the third quarter of 2007 was $0.1 million, or $0.01 per common share, compared with a net loss of $1.7 million, or $0.11 per share, for the same quarter in 2006.

    For the nine-month period ended September 29, 2007, revenue was $100.8 million, an increase of 59% when compared with revenue of $63.4 million for the same period a year ago. Operating income amounted to $2.5 million for the first nine months of 2007, an improvement of $4.0 million over 2006. Net income for the first nine months of 2007 was $1.1 million, or $0.07 per share, compared to a net loss of $1.4 million, or $0.10 per share, for the same period last year.

    "Our impressive, double-digit revenue growth, both in the third quarter and year-to-date, attests to the leadership position we have established in designing and producing high energy power solutions and communications accessories for a broad range of advanced applications," said John D. Kavazanjian, Ultralife's president and chief executive officer. "During the third quarter, we further cemented our already strong relationships with U.S. prime contractors and, through the acquisition of Innovative Solutions Consulting, we continued to expand our product portfolio and diversify our customer base. On a year-to-date basis, we reached the $100 million revenue mark, achieving a major milestone and exceeding any prior fiscal year's revenue level.

    "In the fourth quarter, we expect our entrenched customer relationships will translate into another period of strong top-line growth. On a broader level, we intend to continue taking full advantage of the growing demand for power solutions, accessories and engineered services in diverse government/defense and commercial markets through the development of new technologies, products and applications, further leveraging our expertise and technical capabilities."

    Outlook

    Management is projecting revenue of approximately $41 million to $44 million for its fourth quarter ending December 31, 2007, based on a strong backlog position, anticipated orders and anticipated delivery schedules. Based on this revenue estimate, which excludes any incremental revenue associated with the pending acquisitions of Stationary Power Services and Reserve Power Systems, management anticipates reporting operating income of approximately $2.7 million to $3.5 million, inclusive of approximately $1.0 million in non-cash expenses related to stock-based compensation and intangible asset amortization. In addition, management expects to report a one-time, non-operating gain of approximately $7.5 million in the fourth quarter related to the negotiated purchase price settlement agreement with the sellers of McDowell Research, announced on October 5.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions, communications accessories, and engineering and technical services for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics.

    Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems, communications accessories and technical services. Defense, commercial and retail customers include: General Dynamics, Raytheon, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife's other operating units are:
Ultralife Batteries (UK) Ltd., in Abingdon, England; Innovative Solutions Consulting in Hollywood, Maryland; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on November 1, 2007 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 4373473, during the period starting at 1:00 p.m. ET November 1 and ending at 1:00 p.m. ET November 8, 2007.

    Ultralife(R) and McDowell Research(R) are registered trademarks of Ultralife Batteries, Inc.



                      ULTRALIFE BATTERIES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                               Three-Month Periods Nine-Month Periods
                                      Ended               Ended

                               September September September September
                                  29,       30,       29,       30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenues:
  Non-rechargeable products     $22,819   $16,998  $ 63,785   $51,101
  Rechargeable products           3,252     3,463    13,342     8,676
  Communications accessories      6,733     3,046    22,912     3,046
  Technology contracts              487       218       768       614
                               --------- --------- --------- ---------
Total revenues                   33,291    23,725   100,807    63,437

Cost of products sold:
  Non-rechargeable products      18,459    14,598    48,676    41,821
  Rechargeable products           2,549     3,066    10,334     6,794
  Communications accessories      5,096     1,942    18,304     1,942
  Technology contracts              265       138       453       552
                               --------- --------- --------- ---------
Total cost of products sold      26,369    19,744    77,767    51,109
                               --------- --------- --------- ---------

Gross margin                      6,922     3,981    23,040    12,328

Operating expenses:
  Research and development        1,547     1,517     4,849     3,361
  Selling, general, and
   administrative                 5,177     4,601    15,685    10,415
                               --------- --------- --------- ---------
Total operating expenses          6,724     6,118    20,534    13,776
                               --------- --------- --------- ---------

Operating income (loss)             198    (2,137)    2,506    (1,448)

Other income (expense):
  Interest income                    12        19        44       104
  Interest expense                 (509)     (451)   (1,770)     (863)
  Gain on insurance settlement        -         -         -       191
  Miscellaneous                     171        39       354       186
                               --------- --------- --------- ---------
Income (loss) before income
 taxes                             (128)   (2,530)    1,134    (1,830)
                               --------- --------- --------- ---------

Income tax provision (benefit)-
 current                              -        (4)        -        20
Income tax provision (benefit)-
 deferred                             -      (828)        -      (401)
                               --------- --------- --------- ---------
  Total income taxes                  -      (832)        -      (381)
                               --------- --------- --------- ---------

Net income (loss)               $  (128)  $(1,698) $  1,134   $(1,449)
                               ========= ========= ========= =========


Earnings (loss) per share -
 basic                          $ (0.01)  $ (0.11) $   0.08   $ (0.10)
                               ========= ========= ========= =========
Earnings (loss) per share -
 diluted                        $ (0.01)  $ (0.11) $   0.07   $ (0.10)
                               ========= ========= ========= =========


Weighted average shares
 outstanding - basic             15,160    14,987    15,120    14,867
                               ========= ========= ========= =========
Weighted average shares
 outstanding - diluted           15,160    14,987    15,346    14,867
                               ========= ========= ========= =========




                      ULTRALIFE BATTERIES, INC.
                     CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)
----------------------------------------------------------------------


                                            September 29, December 31,
                   ASSETS                            2007         2006
                                            ------------- ------------

Current assets:
   Cash and investments                         $    927     $    720
   Trade accounts receivable, net                 23,794       24,197
   Inventories                                    29,931       27,360
   Prepaid expenses and other current assets       2,215        3,603
                                            ------------- ------------
     Total current assets                         56,867       55,880

Property and equipment                            19,623       19,396

Other assets
   Goodwill, intangible and other assets          22,798       22,482
                                            ------------- ------------

Total Assets                                    $ 99,288     $ 97,758
                                            ============= ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                              $ 12,789     $ 12,246
   Accounts payable                               13,331       15,925
   Other current liabilities                       9,175        9,639
                                            ------------- ------------
      Total current liabilities                   35,295       37,810
                                            ------------- ------------

Long-term liabilities:
   Long-term debt and capital lease
    obligations                                   20,324       20,043
   Other long-term liabilities                       469          316
                                            ------------- ------------
      Total long-term liabilities                 20,793       20,359
                                            ------------- ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,591        1,578
   Capital in excess of par value                136,725      134,736
   Accumulated other comprehensive income            154         (321)
   Accumulated deficit                           (92,892)     (94,026)
                                            ------------- ------------
                                                  45,578       41,967
   Less -- Treasury stock, at cost                 2,378        2,378
                                            ------------- ------------
      Total shareholders' equity                  43,200       39,589
                                            ------------- ------------

Total Liabilities and Shareholders' Equity      $ 99,288     $ 97,758
                                            ============= ============


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com